UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
September 24, 2007

THE CHILDREN’S PLACE RETAIL STORES, INC.

(Exact Name of Registrants as Specified in Their Charters)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of Principal Executive Offices))	(Zip Code)

(201) 558-2400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

At the request of the Board of Directors (the “Board”) of The Children’s Place Retail Stores, Inc. (the “Company”), Mr. Ezra Dabah resigned on September 24, 2007 during a meeting of the Board from his position as Chief Executive Officer of the Company and from all other officer positions of the Company and all positions as an officer or director of any of the Company’s subsidiaries. Mr. Dabah will continue to serve as a member of the Board. Mr. Dabah will receive the severance he is entitled to pursuant to section 5.01 of his employment agreement, dated May 12, 2006; the Company has not entered into any additional agreement with Mr. Dabah concerning additional severance benefits.

(c)

The Board on September 26, 2007 elected Mr. Charles Crovitz, a current Board member, as Interim Chief Executive Officer (“Interim CEO”) at a continuation, after a recess, of the same meeting of the Board at which Mr. Dabah resigned. It is anticipated that Mr. Crovitz will serve in such position until the election by the Board of a permanent chief executive officer. Ms. Sally Frame Kasaks, the Lead Director, will continue as Acting Chair of the Board of Directors. The Company continues to search for two new independent Board members and will designate a permanent Chair of the Board as soon as practicable.

Mr. Crovitz, age 54, has served as a Director of the Company since 2004 and has served as the Chairman of the Compensation Committee and a member of the Corporate Governance Committee of the Board. His service on these committees ended with his election as Interim CEO. Mr. Crovitz is a 28-year retail veteran who began his career at McKinsey & Co. consulting retail clients in the areas of strategy, organization and operations. Since 2003, Mr. Crovitz has operated Crovitz Consulting Company. Mr. Crovitz worked at Gap Inc. from 1993 to 2003, most recently serving for five years as its Executive Vice President & Chief Supply Chain Officer. Prior to the Gap, Inc., Mr. Crovitz was Senior Vice President, Management Information Systems for Safeway, one of the largest grocery retailers in North America. Mr. Crovitz currently serves on the Board of Directors of United Stationers Inc. and previously served on the Board of Directors of Quick Response Systems. Mr. Crovitz received his undergraduate degree from University of California, Berkeley, and his Masters of Business Administration and Juris Doctorate from Stanford University.

At the Board meeting referred to above, the Compensation Committee was authorized to determine Mr. Crovitz’s compensation for his service as Interim CEO. Compensation arrangements for Mr. Crovitz have not yet been determined.

A copy of a press release relating to the foregoing is attached hereto as Exhibit 99.1 and is incorporated in this Item 5.02 by reference.

Item 8.01 Other Events

In connection with Mr. Dabah’s resignation referred to in Item 5.02, the Board will engage a search firm to conduct a search for a permanent chief executive officer.

On September 24, 2007, the Company learned that a stockholder class action was filed on September 21, 2007 against the Company and certain of its current and former senior executives in the United States District Court, Southern District of New York. It alleges, among other things, that certain of the Company’s current and former officers made statements to the investing public which misrepresented material facts about the business and operations of the Company, or omitted to state material facts required in order for the statements made by them not to be misleading, causing the price of the Company’s stock to be artificially inflated in violation of provisions of the Securities Exchange Act of 1934, as amended. It alleges that more recent disclosures establish the misleading nature of these earlier disclosures. The complaint seeks money damages plus interest as well as costs and disbursements of the lawsuit. The complaint has not yet been served on the Company. The Company intends to vigorously contest these allegations and the claims made.

As previously reported in a press release made on January 31, 2007 and a Form 8-K filed with the Securities and Exchange Commission on February 1, 2007, the recommendations of the special committee of the Board of Directors appointed to investigate the company’s stock option grant practices included a comprehensive review, with the assistance of independent counsel, by the Board of Directors of the Company's governance system and processes and its internal controls. As previously reported in a press release made, and Form 8-K filed with the Securities and Exchange Commission, on August 23, 2007, in connection with the application of enhanced internal controls that the Company had instituted as part of the changes in its governance and internal controls resulting from this review, the Company had identified certain violations of the Company's policies and procedures by two members of the Company’s senior management, which were under consideration by the Board of Directors. On September 26, 2007, the Company issued a press release announcing that the Board had completed its consideration of these violations and had determined, among other things, that none of the violations have a material affect on the Company’s operating results. The Company also stated that the Board had imposed significant sanctions on the individuals involved, including the Company’s Chief Executive Officer, who, as reported above, had resigned from that position. A copy of the September 26, 2007 press release is included as Exhibit 99.2 hereto. The Company has completed its investigation of the violations of the Company’s policies and procedures referred to in its August 23, 2007 release and no other internal investigations are underway.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit 99.1 Press Release of The Children’s Place Retail Stores, Inc. dated September 26, 2007

Exhibit 99.2 Second Press Release of The Children’s Place Retail Stores, Inc. dated September 26, 2007

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly cause this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2007

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/s/ Susan J. Riley
Name: Susan J. Riley
Title: Executive Vice President and Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of The Children’s Place Retail Stores, Inc. dated September 26, 2007

99.2	Second Press Release of The Children’s Place Retail Stores, Inc. dated September 26, 2007